Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2010, with respect to the consolidated financial statements of Pacific Mercantile Bancorp as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty associated with regulatory actions) appearing in this Annual Report on Form 10-K. We hereby consent to the incorporation by reference of our report in the Registration Statements of Pacific Mercantile Bancorp filed on Form S-8 (File No. 333-65634, effective July 23, 2001 and File No. 333-123853, effective April 5, 2005).

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

March 31, 2010